                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 5)*

                        FLIGHT SAFETY TECHNOLOGIES, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    33942T207
                                 (CUSIP Number)


                                DECEMBER 31, 2008
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)

[X]      Rule 13d-1(c)

|_|      Rule 13d-1(d)

--------------
*
The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  33942T207

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   1     Name of Reporting Persons.
         I.R.S. Identification Nos. of above person (entities only)

         Riley Investment Partners Master Fund, L.P.
--------------------------------------------------------------------------------
   2     Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3     SEC Use Only

--------------------------------------------------------------------------------
   4     Citizenship or Place of Organization

         Cayman Islands
--------------------------------------------------------------------------------
     Number of         5    Sole Voting Power

       Shares               410,629
                     -----------------------------------------------------------
    Beneficially       6    Shared Voting Power

      Owned by              -0-
                     -----------------------------------------------------------
        Each           7    Sole Dispositive Power

     Reporting              410,629
                     -----------------------------------------------------------
       Person          8    Shared Dispositive Power

        With                -0-
--------------------------------------------------------------------------------
   9     Aggregate Amount Beneficially Owned by Each Reporting Person

         410,629
--------------------------------------------------------------------------------
   10    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)                                                  [ ]

--------------------------------------------------------------------------------
   11    Percent of Class Represented by Amount in Row (9)

         4.6%(1)
--------------------------------------------------------------------------------
   12    Type Of Reporting Person (See Instructions)

         PN
--------------------------------------------------------------------------------

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(1) Based on 8,295,210 shares of common stock of Flight Safety Technologies,
Inc. (the "Issuer") outstanding at January 9, 2009, as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended November 30, 2008 filed with the Securities and Exchange Commission on February 5, 2009.

CUSIP No.  33942T207

--------------------------------------------------------------------------------
   1    Name of Reporting Persons.
        I.R.S. Identification Nos. of above person (entities only)

        Riley Investment Management LLC
--------------------------------------------------------------------------------
   2    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a)  |_|
                                                                        (b)  [X]
--------------------------------------------------------------------------------
   3    SEC Use Only

--------------------------------------------------------------------------------
   4    Citizenship or Place of Organization

        Delaware
--------------------------------------------------------------------------------
     Number of         5    Sole Voting Power

       Shares               475,770(2)
                     -----------------------------------------------------------
    Beneficially       6    Shared Voting Power

      Owned by              100,000(3)
                     -----------------------------------------------------------
        Each           7    Sole Dispositive Power

     Reporting              475,770(2)
                     -----------------------------------------------------------
       Person          8    Shared Dispositive Power

        With                100,000(3)
--------------------------------------------------------------------------------
   9    Aggregate Amount Beneficially Owned by Each Reporting Person

        575,770
--------------------------------------------------------------------------------
  10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                             |_|
--------------------------------------------------------------------------------
  11    Percent of Class Represented by Amount in Row (9)

        6.4%(1)
--------------------------------------------------------------------------------
  12    Type Of Reporting Person (See Instructions)

        IA
--------------------------------------------------------------------------------
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(2) Because Riley Investment Management LLC has sole investment and voting power over 410,629 shares of Common Stock held by Riley Investment Partners Master Fund, L.P. and 65,141 shares held in managed accounts by its investment advisory clients, Riley Investment Management LLC may be deemed to have beneficial ownership of these shares.

(3) Riley Investment Management LLC has shared voting and dispositive power over 100,000 shares of Common Stock held in managed accounts of its investment advisory clients, which are indirectly affiliated with Riley Investment Partners Master Fund, L.P.

CUSIP No.  33942T207

--------------------------------------------------------------------------------
   1    Name of Reporting Persons.
        I.R.S. Identification Nos. of above person (entities only)

        B. Riley & Co. Retirement Trust
--------------------------------------------------------------------------------
   2    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a)  |_|
                                                                        (b)  [X]
--------------------------------------------------------------------------------
   3    SEC Use Only

--------------------------------------------------------------------------------
   4    Citizenship or Place of Organization

        United States
--------------------------------------------------------------------------------
     Number of         5    Sole Voting Power

       Shares               2,600
                     -----------------------------------------------------------
    Beneficially       6    Shared Voting Power

      Owned by              0
                     -----------------------------------------------------------
        Each           7    Sole Dispositive Power

     Reporting              2,600
                     -----------------------------------------------------------
       Person          8    Shared Dispositive Power

        With                0
--------------------------------------------------------------------------------
   9    Aggregate Amount Beneficially Owned by Each Reporting Person

        2,600
--------------------------------------------------------------------------------
  10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                             |_|
--------------------------------------------------------------------------------
  11    Percent of Class Represented by Amount in Row (9)

        0.0%(1)
--------------------------------------------------------------------------------
  12    Type Of Reporting Person (See Instructions)

        EP
--------------------------------------------------------------------------------
--------------

CUSIP No.  33942T207

--------------------------------------------------------------------------------
   1     Name of Reporting Persons.
         I.R.S. Identification Nos. of above person (entities only)

         B. Riley & Co., LLC
--------------------------------------------------------------------------------
   2     Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
   3     SEC Use Only

--------------------------------------------------------------------------------
   4     Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
     Number of         5    Sole Voting Power

       Shares               341,133
                     -----------------------------------------------------------
    Beneficially       6    Shared Voting Power

      Owned by              -0-
                     -----------------------------------------------------------
        Each           7    Sole Dispositive Power

     Reporting              341,133
                     -----------------------------------------------------------
       Person          8    Shared Dispositive Power

        With                -0-
--------------------------------------------------------------------------------
   9     Aggregate Amount Beneficially Owned by Each Reporting Person

         341,133
--------------------------------------------------------------------------------
   10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                             [ ]
--------------------------------------------------------------------------------
   11    Percent of Class Represented by Amount in Row (9)

         3.8%(1)
--------------------------------------------------------------------------------
   12    Type Of Reporting Person (See Instructions)

         BD
--------------------------------------------------------------------------------
--------------

CUSIP No.  33942T207

--------------------------------------------------------------------------------
   1    Name of Reporting Persons.
        I.R.S. Identification Nos. of above person (entities only)

        Bryant Riley
--------------------------------------------------------------------------------
   2    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a)  |_|
                                                                        (b)  [X]
--------------------------------------------------------------------------------
   3    SEC Use Only

--------------------------------------------------------------------------------
   4    Citizenship or Place of Organization

        United States
--------------------------------------------------------------------------------
     Number of         5    Sole Voting Power

       Shares               862,803(4)
                     -----------------------------------------------------------
    Beneficially       6    Shared Voting Power

      Owned by              100,000(5)
                     -----------------------------------------------------------
        Each           7    Sole Dispositive Power

     Reporting              862,803(4)
                     -----------------------------------------------------------
       Person          8    Shared Dispositive Power

        With                100,000(5)
--------------------------------------------------------------------------------
   9    Aggregate Amount Beneficially Owned by Each Reporting Person

        919,503(4)
--------------------------------------------------------------------------------
  10    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)
                                                                             [X]
--------------------------------------------------------------------------------
  11    Percent of Class Represented by Amount in Row (9)

        10.3%(1)
--------------------------------------------------------------------------------
  12    Type Of Reporting Person (See Instructions)
        IN
--------------------------------------------------------------------------------
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(4) Because Riley Investment Management LLC has sole voting and investment power over security holdings of Riley Investment Partners Master Fund, L.P.'s and certain managed accounts of its investment advisory clients and Mr. Riley, in his role as the sole manager of Riley Investment Management LLC, controls its voting and investment decisions, Mr. Riley may be deemed to have beneficial ownership of the 410,629 shares of Common Stock held by Riley Investment
Partners Master Fund, L.P. and 65,141 shares held in managed accounts by its investment advisory clients. Includes 2,600 shares owned by B. Riley & Co. Retirement Trust. Because Mr. Riley, in his role as Trustee of the B. Riley &
Co. Retirement Trust, controls its voting and investment decisions, Mr. Riley may be deemed to have beneficial ownership of the 2,600 shares owned by B. Riley & Co. Retirement Trust. Includes 43,300 shares of Common Stock owned by custodial accounts of Mr. Riley's children. Although Mr. Riley controls voting and investment decisions in his role as custodian for the children's accounts, Mr. Riley disclaims beneficial ownership of these shares. Includes 341,133 shares owned by B. Riley & Co., LLC. Mr. Riley is the Chairman and sole indirect equity owner of B. Riley & Co., LLC.

(5) Riley Investment Management LLC has shared voting and dispositive power over 100,000 shares of Common Stock held in managed accounts of its investment advisory clients, which are indirectly affiliated with Riley Investment Partners Master Fund, L.P. Mr. Riley, in his role as the sole manager of Riley Investment Management LLC controls its voting and investment decisions.

CUSIP No.  33942T207


ITEM 1.

(a) Name of Issuer
         Flight Safety Technologies, Inc.

(b) Address of Issuer's Principal Executive Offices
         28 Cottrell Street
         Mystic, Connecticut 06355

ITEM 2.

     1.
         Riley Investment Partners Master Fund, L.P. (Cayman Islands limited partnership)
         Riley Investment Management LLC (Delaware limited liability company) Bryant Riley (individual residing in California)
     2.
         B. Riley & Co. Retirement Trust (employee benefit plan)
         B. Riley & Co., LLC (Delaware limited liability company)

(b)  Address of Principal Business Office or, if none, Residence
     1.
         11100 Santa Monica Blvd.
         Suite 810
         Los Angeles, CA 90025

     2.
         11100 Santa Monica Blvd.
         Suite 800
         Los Angeles, CA 90025

(c) Citizenship
         United States

(d) Title of Class of Securities
         Common Stock

(e) CUSIP Number
         33942T207

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

CUSIP No.  33942T207


ITEM 3.
   IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(b) OR 240.13D-2(b) OR
   (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

         (c) [ ]Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

         (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.
   OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

For each Reporting Person:

(a) Amount beneficially owned: Please see Line 9 on the cover sheet for each reporting person (including footnotes thereto).

(b) Percent of class: Please see Line 11 on the cover sheet for each reporting person (including footnotes thereto).

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: Please see Line 5 on the cover sheet for each reporting person (including footnotes thereto).

(ii) Shared power to vote or to direct the vote: Please see Line 6 on the cover sheet for each reporting person (including footnotes thereto).

(iii) Sole power to dispose or to direct the disposition of: Please see Line 7 on the cover sheet for each reporting person (including footnotes thereto).

(iv) Shared power to dispose or to direct the disposition of: Please see Line 8 on the cover sheet for each reporting person (including footnotes thereto).

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CUSIP No.  33942T207


ITEM 5.
         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

INSTRUCTION: Dissolution of a group requires a response to this item.

ITEM 6.
         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable

ITEM 7.
         IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable

ITEM 8.
         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable

ITEM 9.
         NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

ITEM 10.
         CERTIFICATION


(b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.  33942T207


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2009




                               RILEY INVESTMENT PARTNERS MASTER FUND, L.P.

                                    By: Riley Investment Management, its General
                                        Partner

                               By:  /s/ BRYANT R. RILEY
                                    --------------------------------------------
                                    Bryant R. Riley, Managing Member




                               RILEY INVESTMENT MANAGEMENT, LLC



                               By:  /s/ BRYANT R. RILEY
                                    --------------------------------------------
                                    Bryant R. Riley, Managing Member




                               B. RILEY & CO. RETIREMENT TRUST



                               By:  /s/ BRYANT R. RILEY
                                    --------------------------------------------
                                    Bryant R. Riley, Managing Member




                               B. RILEY & CO., LLC

                               By:  /s/ BRYANT R. RILEY
                                    --------------------------------------------
                                    Bryant R. Riley, Chairman



                               By:  /s/ BRYANT R. RILEY
                                    --------------------------------------------
                                    Bryant R. Riley